CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Statement of Additional Information and under the captions “Other Service Providers”, “Financial Statements and Experts”, and “Acquiring Fund Financial Highlights” in the Joint Proxy/Prospectus included in this Registration Statement (Form N-14) of Touchstone Strategic Trust, to the incorporation by reference of our report dated August 21, 2020, on the financial statements and financial highlights of Touchstone Balanced Fund, Touchstone International Equity Fund, Touchstone Large Cap Focused Fund, and Touchstone Value Fund, each a series of Touchstone Strategic Trust, included in the Annual Report to Shareholders for the fiscal year ended June 30, 2020 in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cincinnati, Ohio

March 9, 2021